Exhibit 99.1

RELEASE
February 2024

DZS Inc. Receives Expected Nasdaq Delisting Determination, Plans to Request Hearing by February 13

DALLAS, Texas, USA, Feb. 9, 2024 – DZS Inc. (“DZS” or the “Company”) (Nasdaq: DZSI), a global leader of access, optical and AI-driven cloud software solutions, announced today that on February 6, 2024, DZS Inc. (the “Company”) received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq has initiated a process that could result in the delisting of the Company’s securities from Nasdaq as a result of the Company not being in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Staff Determination has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s shares of common stock on Nasdaq.
The Company intends to request a hearing regarding the Staff Determination before a Nasdaq Hearings Panel (the “Hearings Panel”) and seek a further stay of any suspension or delisting action pending the hearing process and an additional extension period until August 3, 2024 in accordance with the procedures set forth in the Staff Determination.
The Staff Determination was issued because the Company has not filed its Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2023 (the “Second Quarter Form 10-Q”) and September 30, 2023 (the “Third Quarter Form 10-Q” and, together with the Second Quarter Form 10-Q, the “Delinquent Reports”) by the Extension Deadline (as defined below).
As previously disclosed, Nasdaq had granted the Company until February 5, 2024, a period of 180 calendar days from the prescribed due date of the Second Quarter Form 10-Q (the “Extension Deadline”), to file the Delinquent Reports to regain compliance with the Listing Rule. The Company previously disclosed the delay in and circumstances behind the late filing of each of the Delinquent Reports in Notifications of Late Filing on Form 12b-25, filed with the SEC on August 9, 2023 and November 9, 2023, respectively.
The Company’s request for a hearing before the Hearings Panel (the “Request”) to appeal the Staff Determination must be made no later than 4:00 p.m. Eastern Time on February 13, 2024. The Request will automatically stay the suspension of the trading of the Company’s securities for a period of 15 days from the date of the Request. In connection with the Request, the Company also intends to request that the Staff Determination be further stayed pending the hearing process and the expiration of any extension period granted by the Hearings Panel. The Hearings Panel has the discretion to grant the Company an extension period until August 3, 2024. However, there can be no assurance that the Hearings Panel will grant the Company’s request for a stay pending the hearing process. According to the Staff Determination, hearings are typically scheduled to occur approximately 30-45 days after the date of a company’s hearing request. Following the hearing, the Hearings Panel will issue a decision, which the Company may further appeal to the Nasdaq Listing Council for review.
The Company intends to prepare the financial statements for (i) the periods affected by the previously disclosed restatement, (ii) the periods included in the Delinquent Reports and (iii) the year ended December 31, 2023 (collectively, the “Relevant Financial Statements”), after which the Relevant Financial Statements will be subject to audit and/or review by the Company’s independent registered public accounting firm. Following completion of the audit or review, as applicable, of the Relevant Financial Statements, the Company plans to file with the SEC annual and quarterly reports including the Relevant Financial Statements. There can be no assurance that the Company will be able to file the foregoing annual and quarterly reports within the extension period granted by the Hearings Panel, if any.
About DZS Inc.
DZS Inc. (Nasdaq: DZSI) is a global leader of access, optical and AI-driven cloud software solutions.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans to appeal the Staff Determination and file the Delinquent Reports, as well as the Company’s ability to comply with the continued listing requirements under the Rule. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s filings with the Securities and Exchange Commission available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, these risks and uncertainties include, but are not limited to, changes in the effects of the previously disclosed restatements on the Company’s financial statements or financial results and delay in the filing of the Company’s periodic reports with the SEC, including the Delinquent Reports, due to the Company’s efforts to complete the previously disclosed restatements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.
For further information see: www.DZSi.com.
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/